Filed pursuant to Rule 433

CUSIP: 48245ABA8 ISIN: US48245ABA88	Registration No. 333-141868 (Relating to Prospectus Supplement dated April 9, 2007 and Prospectus dated April 9, 2007)
KFW US MTN
FINAL TERM SHEET
Dated May 4, 2007

Issuer: KfW	Title of Securities: USD 25,000,000 5.5% Callable Notes due May 15, 2010

Aggregate Principal Amount: USD 25,000,000	Interest Rate: 5.5% per annum

Original Issue Date: May 15, 2007	Maturity Date: May 15, 2010

Interest Commencement Date: May 15, 2007	Final Redemption Price: 100%

Payments:
First Interest Payment Date: November 15, 2007
Interest Payment Date(s): Semi-annually in arrears on November 15 and May 15 in each year until the Maturity Date
Redemption:          ☑ Yes          ☐ No
Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions):
Redemption Date(s) (as provided in para. 2 of §7 of the Conditions): November 15, 2007 and quarterly thereafter (each February 15, May 15, August 15 and November 15)
Minimum Redemption Notice Period: 10 Business Days
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): 100%
Repayment:           ☐ Yes          ☑ No
Repayment Date(s):
Minimum Repayment Notice Period:
Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid):
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium:
Payments of interest:
Authorized Denomination: USD 1,000
Exchange Rate Agent:
Original Issue Discount Note (“OID”):          ☐ Yes          ☑ No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:
Day Count Fraction: 30/360 (as provided in para. 2 of §3 of the Conditions)
Business Day Convention: Following Business Day Convention; no adjustment of interest (as provided in para. “Payments due on a Business Day” of §5 of the Conditions);

Other Terms of Notes:
Price to Public: 100%, plus accrued interest, if any, from May 15, 2007.
Dealer: Deutsche Bank Securities Inc.
     Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any dealer participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free 1(800) 503-4611.
Prospectus Supplement and Prospectus

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